Exhibit 10.43
AMENDMENT TO LEASE AGREEMENT
     This Amendment to Lease Agreement (this “Amendment”) is entered into as of September 30,2005 (the “Effective Date”), by and between 190 MATHILDA PLACE, LLC, a California limited liability company (herein called “Landlord”), and BROADCOM CORPORATION, a California corporation, (herein called “Tenant”).
RECITALS
     A. Tenant and Landlord are parties to that certain Lease Agreement dated as of May 18, 2000 (the “Existing Lease”), pursuant to which Landlord’s predecessor-in-interest leased to Tenant, and Tenant hired from Landlord’s predecessor-in-interest, certain Premises consisting of 122,020 rentable square feet (the “Existing Premises”) in that certain 125,019 rentable square foot building commonly known as 190 Mathilda Place, Sunnyvale, California (the “Building”), on the terms and conditions contained therein.
     B. Tenant and Landlord now desire to amend the Lease to, among other things, add additional space to the Existing Premises, consisting of the remaining 2,999 rentable square feet on the first floor of the Building, which additional space is defined as the “Excluded Space” in the Existing Lease and is depicted on the attached Exhibit “A” (the “Additional Premises”), in accordance with this Amendment.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged by the parties, Tenant and Landlord hereby agree as follows:
     1. Certain Defined Terms.
          1.1 All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Lease.
          1.2 The term “Premises” as used in the Lease and this Amendment shall be deemed to refer to both the Existing Premises and the Additional Premises, except as otherwise expressly provided in this Amendment.
     2. Commencement Date. Landlord and Tenant confirm that the Commencement Date with respect to the Existing Premises (the “Existing Commencement Date”) is September 1, 2002. The Commencement Date with respect to the Additional Premises (the “Expansion Commencement Date”) shall be the earlier to occur of (i) ninety (90) days following the Effective Date, and (ii) the date upon which Tenant actually commences business in any portion of the Additional Premises. The initial Expiration Date for the entire Premises (subject to extension in accordance with Paragraph 42 of the Lease) shall be August 31, 2012. All of the provisions of the Lease shall apply from and after the Effective Date, except for Tenant’s obligation to pay Rent with respect to the Additional Premises (including, without limitation,

Tenant’s Share of Additional Charges allocable thereto), which shall commence on the Expansion Commencement Date.
     3. Condition of Additional Premises. The Additional Premises shall be delivered by Landlord to Tenant on the Effective Date, in “broom clean” condition, but otherwise in their “as- is” condition. The commencement and/or completion of the Landlord’s Work (as defined in Section 4.1 below) shall not be a condition to the Effective Date occurring or the Additional Premises being delivered by Landlord to Tenant. Tenant acknowledges that, with the exception of the good and workmanlike construction of the Landlord’s Work (and removal of Landlord’s property and all construction debris from the Additional Premises), which shall be completed by Landlord in accordance with Section 4.1 below, Landlord has not made any representation or warranty with respect to the condition, suitability or fitness of the Additional Premises for the conduct of Tenant’s Permitted Use or for any other purpose. By accepting delivery of and commencing business at the Additional Premises, Tenant shall be deemed to have accepted the same as suitable for the purpose herein intended, subject to completion of the Landlord’s Work, and that the condition of the Premises complies with Landlord’s obligations for delivery of the Additional Premises as provided in this Section 3. Tenant shall be deemed to occupy the Additional Premises as of the Effective Date, regardless of whether Tenant actually physically occupies any portion of the Additional Premises.
     4. Improvements to Additional Premises.
          4.1 Landlord’s Work. The “Landlord’s Work” shall consist of certain work on the existing exterior doors to the Additional Premises, as specifically described on Exhibit “B” attached hereto. Tenant shall provide Landlord and its contractor reasonable access to the Additional Premises as necessary or desirable to complete the Landlord’s Work in a timely manner and without unreasonable interference from Tenant, its agents, employees and contractors, provided that both Landlord and Tenant and their respective contractors shall conform with Tenant’s contractor’s schedule and work for the Additional Tenant Improvements in such a manner as to maintain harmonious labor relations and as not to interfere with or delay the work of the other party’s contractors. Landlord shall use commercially reasonable efforts to complete the Landlord’s Work within thirty (30) days after the Effective Date, subject to Tenant’s obligations regarding cooperation and access in this Section 4.1 and further subject to any delay caused by Tenant, its employees, agents or contractors or resulting from work on the Additional Tenant Improvements. Tenant shall have ten (10) days following Landlord’s written notice to Tenant that the Landlord’s Work has been completed in which to notify Landlord of any defects in the construction of Landlord’s Work, which Landlord shall promptly and diligently correct following receipt of such notice, subject to Tenant’s obligations regarding cooperation and access in this Section 4.1. If Tenant fails to notify Landlord of any such defects within such ten day period, or upon completion by Landlord of any correction work with respect to any defects so noted by Tenant, Tenant shall be deemed to have acknowledged that the Landlord’s Work has been completed by Landlord and accepted by Tenant and Landlord shall have no further obligations to Tenant with respect to the Landlord’s Work.
          4.2 Additional Tenant Improvements. Commencing on the Effective Date, Tenant shall be permitted to enter into the Additional Premises and furnish and install, at Tenant’s expense (subject to Section 4.3 below), all of those interior improvements to the

Additional Premises shown on Tenant’s space plan attached hereto as Exhibit “C”, in accordance with the terms and conditions for “Alterations” contained in Paragraph 6 of the Lease (including, without limitation, submission and approval by Landlord of plans and specification), but without regard to Paragraph 6(b) of the Lease. Although Exhibit “C” includes portions of the Existing Premises in addition to the Additional Premises, Landlord has not, and does not by attachment of Exhibit “C” to this Amendment, approve any Alterations shown on Exhibit “C” and located outside the Additional Premises. All interior improvements to be located within the Additional Premises (exclusive of tenant’s trade fixtures, furnishings and equipment) shown on Exhibit “C” shall be defined herein as the “Additional Tenant Improvements,” and shall be included within the definition of “Tenant Improvements” in the Lease. Tenant shall be liable for any damages to the Additional Premises caused by Tenant’s or its representatives’ or contractors’ activities at the Additional Premises prior to the Expansion Commencement Date and for any unreasonable interference with or delay in completion of the Landlord’s Work caused by Tenant’s activities in the Additional Premises. Prior to entering the Additional Premises, Tenant shall cause all insurance it is required to obtain under the Lease to apply to the Additional Premises and Tenant’s use and activities thereon.
          4.3 TI Allowance. Landlord shall provide Tenant an allowance (“TI Allowance”) in the amount of Fifty-Nine Thousand Nine Hundred Eighty Dollars ($59,980) to be applied toward the cost of the following items in respect of the Additional Tenant Improvements: architectural and engineering fees, space planning, building permits or other governmental fees, and the cost of labor, materials, contractors fees and overhead and other charges included in the construction contract for construction of Additional Tenant Improvements. Landlord shall not be obligated to disburse any portion of the TI Allowance until such time as (i) the Expansion Commencement Date has occurred and Tenant has accepted delivery of the Additional Premises, commenced business at the Additional Premises and commenced payment of Rent with respect to the Additional Premises; and (ii) Tenant has delivered to Landlord and Landlord has approved, in Landlord’s reasonable discretion, all of the following: (A) invoices, paid receipts and/or related evidence reasonably acceptable to Landlord establishing that Tenant has paid an amount equal to that portion of the TI Allowance requested by Tenant to third parties in connection with the Additional Tenant Improvements; (B) executed unconditional final mechanics’ lien releases, in statutory form, from Tenant’s contractor and all subcontractors, laborers, materialmen and suppliers providing materials or services in excess of $10,000 and used by Tenant with respect to all work in and to the Additional Premises; (C) a certificate from Tenant’s architect or space planner, in a form reasonably acceptable to Landlord, certifying that the construction of the Additional Tenant Improvements has been substantially completed and meets all applicable building codes; (D) a copy of the certificate of occupancy (or similar governmental authorization) for the Additional Premises; and (E) “as-built” drawings for the Additional Tenant Improvements, signed by either Tenant’s architect, space planner or contractor. Thereafter, Landlord shall deliver, within fifteen (15) days following Tenant’s delivery of the materials and information required for disbursement thereof in the preceding sentence, a check payable to Tenant in the amount of that portion of the TI Allowance requested by Tenant and paid to third parties in connection with the Additional Tenant Improvements. Landlord’s payment of the TI Allowance shall not be deemed Landlord’s approval of the Additional Tenant Improvements absent Landlord’s prior approval pursuant to Paragraph 6 of this Lease.

     5. Rent. Commencing on the Expansion Commencement Date, the “Monthly Base Rent” payable by Tenant shall be the sum of (a) the Rent then payable under the Lease with respect to the Existing Premises, and (b) Monthly Base Rent for the Additional Premises at the initial rate Four Thousand Six Hundred Forty-Eight and 45/100 Dollars ($4,648.45), subject to adjustment pursuant to Paragraph 3(b) of the Lease.
     6. Rentable Area and Tenant’s Share. Landlord and Tenant confirm that as of the Expansion Commencement Date the Rentable Area of the Premises for purposes of determining the Monthly Base Rent and Tenant’s Share will be 125,019 rentable square feet, consisting of 122,020 rentable square feet in the Existing Premises and 2,999 rentable square feet in the Additional Premises. Such Rentable Area shall be conclusive and binding on the parties and not subject to remeasurement. As of the Expansion Commencement Date, “Tenant’s Share” shall increased to 100% of the Building.
     7. Option to Renew. Tenant’s option to extend the Term of the Lease for the Extension Term pursuant to Paragraph 42 of the Lease shall apply only to the entire Premises (including the Existing Premises and the Additional Premises), such that Tenant shall not have the option to extend only with respect to the Existing Premises or only with respect to the Additional Premises.
     8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     9. No Other Amendments. Except as amended hereby, the terms of the Lease, including all exhibits and schedules attached thereto, shall remain unmodified and in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LANDLORD:

190 MATHILDA PLACE, LLC,
a California limited liability company

By:	M-F Downtown Sunnyvale, LLC,
a Delaware limited liability company, its sole member

	By:	M-D Ventures, Inc.,
a California corporation, manager

		By:	/s/ John Mozart
John Mozart, President

TENANT:

BROADCOM CORPORATION,
a California corporation

By:	/s/ William J. Ruehle

William J. Ruehle, Vice President and CFO

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